EXHIBIT (d)(2)(B)

Accidental Death Benefit Rider

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

ACCIDENTAL DEATH  BENEFIT  RIDER

Read this rider carefully. Certain  war risks are not assumed. In case  of  any  doubt, please contact us for  further  explanation.

PAYMENT OF  INSURANCE.    We  will  pay  the  benefit  amount  under  this  rider  as  soon  as  we  receive  satisfactory proof that the  insured's  death:

(1)   occurred within  120  days  of  the  date  of  injury;  and

(2)   resulted from  an  injury  which  occurred  while  this  rider  was  in  force;  and

(3)   resulted from accidental bodily injury, directly and independently of all other causes. Except in the case of drowning or internal injuries revealed by  an  autopsy,  the  injury  must  be  evidenced by a  visible  bruise  or  wound on the  body.

If death results from the insured's  travel as a fare-paying passenger on a public conveyance operated by a  licensed common carrier  for  passenger  service,  the  benefit  amount  will  be  doubled.

The benefit  will  be  paid  to  the  designated beneficiary, if  any;  otherwise  to

(1)  you,  if  living;  otherwise  to

(2)   your  estate.

RISKS NOT ASSUMED. The benefit amount  under  this  rider  will  not  be  payable  if  the  insured’s  death  results  from,  or is contributed to by,  any  of  the  following  causes:

(1)   suicide or  attempted  suicide,  while  sane  or  insane;  or

(2)  any  willfully  and  intentionally self-inflicted injury; or

(3)  an  act  of  declared or undeclared war, while  the  insured is  serving in any  armed forces or  attached civilian unit and death  occurs  no  later  than  six  months  after  the  termination of such  service;  or

(4)   any unlawful  participation in a  riot;  or

(5)   an attempt  to  commit,  or  commission of, an  assault  or  felony;  or

(6)   voluntary or involuntary inhalation of any  kind   of  gas except while in performance of those duties considered within the  scope  of  occupation  or  employment;   or

(7)   the voluntary  taking  of  any  drug  unless  taken  as  prescribed  by  a  physician;   or

(8)   riding in  or  descending from any  kind  of  aircraft;

(a)   as a  passenger   in  any  aircraft  operated  by  or  for  the  armed  forces;  or

(b)   as a  participant in a  sporting  event  or  hobby;  or

(c)   as a  pilot,  crew  member  or  participant   in  training. Crew member  includes   anyone  who  has  duties  at  any  time on the  flight  involving  either  the  flight  or  the  aircraft.

RIGHT TO EXAMINE. We  have  the right to examine the insured's  body  and  to  have an autopsy performed, at our expense.

TERMINATION. This rider  will  terminate;

(1) when  the  policy  terminates; or

(2)   on the  first  monthly  date  after  you  give  us  written  notice;  or

(3)   on the  expiry  date  shown  on  the  policy  schedule.

CONTRACT. This  rider  is  made  a  part  of  the  policy  and  is  based  on  the  application  for this rider.

MONTHLY COST  OF  BENEFIT. We  will  deduct  the  monthly  cost  for this rider  until  it  terminates.

RIDER SPECIFICATIONS. The  effective  date,  benefit  amount,  and  monthly  cost  for  this  rider  are  shown  on  the  policy schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President